Exhibit 19.1
Quanta Services, Inc.
Insider Trading Policy
I.Purpose
This Insider Trading Policy (the "Policy") provides guidelines with respect to transactions in the securities of Quanta Services, Inc. (the "Company") and the handling of confidential information about the Company and third parties with which the Company does business. The Company's Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (i) trading in securities of that company; or (ii) providing material nonpublic information to others who may trade on the basis of that information.
II.Scope
A.Persons Subject to the Policy (collectively, “Covered Persons”)
This Policy applies to all officers of the Company and its subsidiaries, all members of the Company's Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as advisors, attorneys, auditors, contractors or consultants who have access to material nonpublic information. This Policy also applies to Family Members, and Controlled Entities, each as defined and described in Section VII.
B.Transactions Subject to the Policy
This Policy applies to transactions (including gifts and other transfers) in the Company's securities (collectively referred to in this Policy as "Company Securities"), including the Company's common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, debt securities (including without limitation, bonds and notes), convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company's Securities.
C.Post-Termination Transactions
This Policy continues to apply to transactions (including gifts and other transfers) in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
III.Statement of Policy
It is the policy of the Company and its subsidiaries to prevent violations of applicable securities laws, including the misuse of material nonpublic information in securities trading. As a general matter, it is against the law to buy or sell securities while in possession of material nonpublic information about the Company. It is also unlawful to disclose inside information to anyone who is not authorized to receive it. Violation of these laws may result in harsh civil and criminal penalties, including fines and imprisonment.
IV.Definition of Material Nonpublic Information
A.Material Information
Information is considered "material" if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in management;
•A change in auditors or notification that the auditor's reports may no longer be relied upon;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•The imposition of a ban on trading in Company Securities or the securities of another company; and

•Cybersecurity or data security incidents.
B.When Information is Considered Public
Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones "broad tape," newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC's website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company's employees, or if it is only available to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally, information should not be considered fully absorbed by the marketplace until the opening of business on the second trading day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, Covered Persons should not trade in Company Securities until Wednesday. Depending on the circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
V.Provisions Applicable to All Persons Trading in Company Securities
A.Trading on the Basis of Material Nonpublic Information
Any Covered Person that is aware of any material nonpublic information about the Company, no matter how the information was obtained, generally may not purchase, sell, gift or otherwise transfer Company Securities until the information has been publicly disclosed or the nonpublic information is no longer material. See Section VIII for certain exceptions to this provision.
B.Tipping
No Covered Person shall disclose or pass on (“tip”) material nonpublic information regarding the Company to any other person, including a Family Member or friend (commonly referred to as a “tippee”), nor shall such person or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in Company Securities.
C.Confidentiality of Nonpublic information
Nonpublic information relating to the Company is the property of the Company, and the unauthorized disclosure of material information is forbidden. Employees must keep all correspondence and other documents relating to material nonpublic information in their possession in a secure place. If an inquiry from outside the Company is received, such as from a stock analyst or the media, for information that may be material nonpublic information, the inquiry should be referred immediately to the Investor Relations Department, which is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with the applicable laws and regulations

D.Material Nonpublic Information Regarding Other Companies
The guidelines described in this Policy also apply to material nonpublic information relating to other companies when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. For example, Covered Persons may obtain material nonpublic information relating to the Company’s customers, vendors, suppliers, joint venture partners, competitors or possible acquisition targets (“business partners”) in the ordinary course of their employment. Civil and criminal penalties, and disciplinary action by the Company, up to and including termination of employment, may result from trading on material nonpublic information regarding the Company’s business partners. All employees should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.
VI.Additional Provisions Applicable Only to Designated Individuals
The Company has established additional procedures in order to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to members of the Board of Directors of the Company and individual employees who, by virtue of their position and access to material nonpublic information, are designated (collectively, and together with members of the Company’s Board of Directors, the “Designated Individuals”) and notified thereof in writing by the Compliance Officer (as defined in Section X.A) as being subject to the pre-clearance procedures and quarterly trading restrictions described below.
A.Pre-Clearance Procedures
Designated Individuals, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer in writing or by e-mail at least three business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then the requestor should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt "opposite-way" transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if required. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
Pre-cleared trades may be effected only within the specific period set forth in the approval. Transactions not effected within the specified period would be subject to pre-clearance again.
B.Quarterly Trading Restrictions
Designated Individuals, as well as their Family Members and Controlled Entities, may not conduct any transactions involving the Company's Securities (other than as specified by this Policy), during a "Blackout Period" beginning as of the close of business on the last day of each fiscal quarter and ending as of the opening of business on the second trading day following the date of public release of the Company's earnings results for that quarter. In other words, Designated Individuals may conduct transactions in Company Securities only during the "Window Period" beginning on the second trading day following the date of public release of the Company's quarterly earnings for the prior fiscal quarter and ending at the close of business on the last day of the fiscal quarter.
C.Event-Specific Trading Restriction Periods
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, Designated Individuals deemed to have potential knowledge of such information, as determined by the Compliance Officer, may not trade Company Securities. In addition, the Company's financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, Designated Individuals should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company's Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person.
D.Section 16 Liability for Board Members and Executive Officers
Members of the Company’s Board of Directors and those officers designated by the Board of Directors as “executive officers” (collectively “Section 16 Insiders”) for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) also must comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16.
Generally, Section 16 restricts the purchase and sale of Company Securities within a six-month period and requires the disgorgement of any profits or deemed profits during such period. The rules and interpretations under Section 16 are very complex and do not depend on whether a person has material nonpublic information. Because the rules are so complex and the potential consequences so severe, Section 16 Insiders are encouraged to seek the advice of the Compliance Officer with respect to the implications of Section 16 in advance of any transactions.
In addition to pre-clearing any trade involving Company Securities, Section 16 Insiders must immediately notify the Compliance Officer, Corporate Secretary, or Assistant Corporate Secretary when any trade has been completed.
VII.Transactions by Others
A.Transactions by Family and Household Members
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as "Family Members"). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
B.Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as "Controlled Entities"), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
VIII.Exceptions to Certain Provisions of this Policy
A.Transactions Pursuant to a Pre-Arranged Trading Plan
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, one must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a "Rule 10b5-1 Plan"). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.
In general, a Rule 10b5-1 Plan may be entered into only at times when the person entering into the plan is not aware of material nonpublic information. As a result, a Rule 10b5-1 Plan may not be entered into or otherwise modified by a Designated Individual during a Blackout Period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. To comply with this Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and abide by the Company's "Guidelines for Rule 10b5-1 Plans," set forth in Appendix A.
Additionally, a proposed pre-arranged trading plan (including any Rule 10b5-1 Plan), as well as any proposed modification to an existing pre-arranged trading plan (including any Rule 10b5-1 Plan), for a Designated Individual must be pre-cleared by the Compliance Officer. Any such proposed or modified plan for a Designated Individual must be submitted for pre-clearance at least five business days prior to adoption or modification. No further pre-clearance of transactions conducted pursuant to the pre-arranged trading plan (including any Rule 10b5-1 Plan) will be required. However, Designated Individuals must notify the Compliance Officer of the early termination of any pre-cleared plan.
B.Stock Option Exercises
This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company's plans, or to the exercise of a tax withholding right pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

C.Restricted Stock Awards
This Policy does not apply to the vesting of restricted stock, or to the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of vested shares of restricted stock.
D.401(k) Plan
This Policy does not apply to purchases of Company stock, if available as in investment option, in the Company's 401(k) plan resulting from the periodic contribution of money to the plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including (a) a participant’s election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against the 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
E.Deferred Compensation Plan
This Policy does not apply to purchases of Company stock, if available as an investment option, in the Company’s deferred compensation plans resulting from periodic contributions of money to the plans pursuant to the elections made during the open enrollment windows of the plans or resulting from reinvestment of dividends paid on Company Securities. However, this Policy does apply to certain elections that may be made under deferred compensation plans, including (a) a participant’s election to participate or cease participation in the plan (if such participation involves the Company stock fund), (b) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, and (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund.
F.Transactions Not Involving a Purchase or Sale
Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
IX.Limited and Prohibited Transactions
A.Publicly-Traded Options
Transactions by Designated Individuals in Company Securities involving puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of Quanta’s common stock and therefore may create the appearance that the individual is trading based on material nonpublic information. Transactions in options also may focus such individual’s attention on short-term performance at the expense of the Company’s long-term objectives. Option positions arising from certain types of hedging transactions are governed by Section IX.C.
B.Short Sales
Transactions by Designated Individuals in Company Securities involving short sales (i.e., the sale of a security that the seller does not own) are prohibited by this Policy. Short sales of Company

Securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore, have the potential to signal to the market that the seller lacks confidence in the Company's prospects. In addition, short sales may reduce a seller's incentive to seek to improve the Company's performance. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the Section IX.C.
C.Hedging or Monetization Transactions
Designated Individuals are prohibited from entering into hedging, monetization transactions or similar arrangements involving Company Securities, such as prepaid variable forwards, forward sale contracts, equity swaps, collars, zero-cost collars and other derivative transactions. These hedging and monetization transactions allow an owner of securities to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the owner to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the interests of the owners and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders.
D.Pledged Securities
Designated Individuals are prohibited from pledging Company Securities as collateral for a loan, unless pre-cleared in advance by a management committee consisting of the Chief Executive Officer, the Chief Financial Officer and the Compliance Officer, or if the pre-clearance requestor is a member of such management committee, then by the Governance and Nominating Committee of the Board of Directors. Lenders typically have authority to foreclose upon and sell securities pledged as collateral for a loan if the borrower defaults on the loan. Thus, the purpose of this restriction is to minimize the possibility that a foreclosure sale might occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities pursuant to a Blackout Period restriction. Designated Individuals preparing to pledge Company Securities as collateral for a loan must provide reasonable assurance of the financial capacity to repay the loan without resort to the pledged securities. Any Designated Individual proposing to pledge Company Securities must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
E.Margin Accounts
Designated Individuals are discouraged from holding Company Securities in a margin account and should ensure the financial capacity to satisfy margin calls without resort to any Company Securities in a margin account. Brokers typically have authority to sell securities held in a margin account if the owner fails to meet a margin call. Thus, the purpose of this guidance is to mitigate the possibility of a margin sale occurring at a time when the account owner is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities pursuant to a Blackout Period restriction.
F.Standing and Limit Orders
The Company discourages Designated Individuals from placing standing or limit orders on Company Securities. Standing and limit orders (except standing and limit orders under pre-cleared Rule 10b5-1 Plans, as described in Section VIII.A) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Designated Individual is in possession of material nonpublic information. If a Designated Individual determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in Section VI.A.
X.Administration of the Policy
A.Compliance Officer
The General Counsel shall serve as the compliance officer ("Compliance Officer") for the purposes of this Policy, and in their absence, the Corporate Secretary or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. The Compliance Officer has authority to interpret, amend and implement this Policy. This authority includes interpreting or waiving the terms of the Policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Financial Officer will administer this Policy as it applies to any trading activity by the Compliance Officer.
B.Individual Responsibility
Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed in Section VII, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Individuals could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail in Section X.D.
C.Mitigating Circumstances
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.
D.Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company's Securities, is prohibited by federal and state laws, as well as the laws of foreign jurisdictions. Insider trading violations are pursued vigorously by the SEC, U.S. attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.
Failure to comply with this Policy or the regulations or reporting requirements of the SEC may result in civil or criminal penalties, including (a) disgorgement of all profits to the Company or to the SEC, (b) fines assessed against the individual and the Company, and/or (c) imprisonment.
In addition, an individual's failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.
E.Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone or e-mail in Quanta’s Legal Department.

Appendix A
Guidelines for Rule 10b5-1 Plans
To comply with this Policy, any Rule 10b5-1 Plan, as well as transactions in (or proposed transactions in) Company Securities pursuant to a Rule 10b5-1 Plan, must meet the requirements of Rule 10b5-1 and abide by the following Guidelines.
•A Rule 10b5-1 Plan may not be entered into or modified while the person entering into or modifying the plan is aware of material nonpublic information. As such, and for the avoidance of doubt, Designated Individuals may not enter into or modify a Rule 10b5-1 Plan during a Blackout Period or an event-specific trading restriction period (as applicable).
•A Rule 10b5-1 Plan adopted by a Section 16 Insider must include a representation that, at the time of adoption, (a) such individual adopting the plan is not aware of any material nonpublic information about the Company or the Company’s securities and (b) such individual is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Rule 10b-5.
•A Section 16 Insider may not commence transactions under a Rule 10b5-1 Plan until the expiration of a cooling-off period that lasts until the later of: (a) ninety days after the adoption of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results on Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted. In any event, such cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan.
•A Designated Individual who is not a Section 16 Insider, as well as any other Covered Person, may not commence transactions under a Rule 10b5-1 Plan until the expiration of a cooling-off period that lasts until at least 30 days after adoption of the Rule 10b5-1 Plan.
•Any material modification of a Rule 10b5-1 Plan (including any modification that changes the amount, price, or timing of transactions) is considered a termination of an existing Rule 10b5-1 Plan and the commencement of a new Rule 10b5-1 Plan, and therefore is subject to the applicable cooling-off periods described above.
•A Rule 10b5-1 Plan must have a duration of at least 6 months and no more than 2 years.
•Covered Persons must act in good faith with respect to Rule 10b5-1 Plans. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) or Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•Subject to certain limited exceptions specified in Rule 10b5-1, Covered Persons may adopt only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of Company Securities subject to the Rule 10b5-1 Plan as a single transaction in any 12-month period.
•Subject to certain limited exceptions specified in Rule 10b5-1, Covered Persons may adopt only one Rule 10b5-1 Plan at any given time.
•Covered Persons must notify the Compliance Officer prior to any termination of an existing Rule 10b5-1 Plan.

•Section 16 Insiders must notify the Compliance Officer when any transaction under a Rule 10b5-1 Plan has been completed.
•Section 16 Insiders must undertake to provide any information requested by the Compliance Officer or the Company regarding a Rule 10b5-1 Plan for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.
Each Designated Individual understands that the adoption and pre-clearance of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such individual should consult with their own counsel in implementing a Rule 10b5-1 Plan.